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                                   EXHIBIT 5

                           TELE-COMMUNICATIONS, INC.
                                Terrace Tower II
                                5619 DTC Parkway
                         Englewood, Colorado 80111-3000



                               December 29, 1995

     Board of Directors
     Tele-Communications, Inc.
     Terrace Tower II
     5619 DTC Parkway
     Englewood, CO  80111-3000

     Dear Sirs:

          I am Executive Vice President and General Counsel of Tele-Communications, Inc., a Delaware corporation (the "Company"), and this opinion is being delivered in connection with the filing of the Company's Registration Statement on Form S-3 (the "Registration Statement"), with respect to the registration under the Securities Act of 1933, as amended, of shares of the Company's Tele-Communications, Inc. Series A Liberty Media Group Common Stock, par value $1.00 per share (the "Shares"), each issuable upon the conversion of certain convertible notes (the "Notes") and each to be offered and sold from time to time by the holders thereof named in the Registration Statement (the "Selling Stockholders").

          In connection therewith, I have examined, among other things, the originals, certified copies or copies otherwise identified to my satisfaction as being copies of originals, of the Restated Certificate of Incorporation and By-Laws of the Company, as amended; minutes of the proceedings of the Company's Board of Directors, including committees thereof; the Company's Proxy Statement/Prospectus, dated June 29, 1995, relating to the annual meeting of the Company's stockholders held on August 3, 1995; and such other documents, records, certificates of public officials and questions of law as I deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion, I have relied, to the extent I deemed such reliance appropriate, on certificates of officers of the Company as to factual matters. I have assumed the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or reproduction copies. I have further assumed that there will be no changes in applicable law between the date of this opinion and the date the Shares proposed to be sold by the Selling Stockholders pursuant to the Registration Statement are actually sold.

          Based upon the foregoing, I am of the opinion that each of the Shares to be issued upon conversion of the Notes have been duly authorized and, when issued and delivered upon conversion of the Notes will be validly issued, fully paid and non-assessable.

          I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me contained therein under the heading "Legal Matters." In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under
     Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                   Very truly yours,

                                                   /s/ Stephen M. Brett

                                                   Stephen M. Brett
                                                   Executive Vice President and
                                                    General Counsel